EXHIBIT 10.2

EXECUTION COPY

STOCK TRANSFERS AND FUTURE PAYMENTS AGREEMENT

BETWEEN

AMERICA ONLINE, INC.,

GATEWAY, INC.

AND

EMACHINES, INC.

DATED AS OF NOVEMBER 1, 2004

i

GLOSSARY OF DEFINED TERMS

Term	Defined in Section
2004 Amounts	1.02

A Derived Common	Recitals

Additional Amount	2.02(c)(iii)

Agreement	Preamble

AOL	Preamble

AOL Right	1.03

Bankruptcy Event	2.03

Common Stock	Recitals

Delivery Date	1.04(a)

Excess 2004 Amounts	1.05

Future Amounts	2.01

Gateway	Preamble

Gateway Acquisition Right	1.06(b)

Gateway Acquisition Right Exercise Notice	1.06(b)

Gateway Right	2.02(a)

Gateway Right Exercise Notice	2.02(b)

Gateway Right Payment Amount	2.02(c)

Gateway Right Payment Date	2.02(b)

LIBOR	2.02(c)(ii)

Market Price	1.01

Net Proceeds	2.04(b)

ii

Payment Calculation Date	2.02(c)(i)

Payment Date	2.01

Pledge Agreement	2.04(a)

Pledged Collateral	Exhibit A

Pledged Stock	Exhibit A

Right of First Refusal Amount	1.06

Shares Payment	1.03

Stock Purchase Agreement	Recitals

Strategic Alliance Agreements	Recitals

Supplemental Payment Date	2.02(d)

Transfer	2.04(b)

Value Per Common Share	1.01

iii

STOCK TRANSFERS AND FUTURE PAYMENTS AGREEMENT dated as of November 1, 2004 (this “Agreement”), among AMERICA ONLINE, INC., a Delaware corporation (“AOL”), GATEWAY, INC., a Delaware corporation (“Gateway”) and eMachines, Inc., a Delaware corporation (“eMachines”).

Simultaneously with entering into this Agreement, AOL and Gateway are entering into a Stock Purchase Agreement dated as of the date of this Agreement (the “Stock Purchase Agreement”) pursuant to which Gateway will purchase from Seller, and Seller will sell to Purchaser, 41,771.27 shares of Series A Preferred Stock and 50,000 shares of Series C Preferred Stock. Capitalized terms used but not defined herein shall have the meanings set forth in the Stock Purchase Agreement.

Immediately following the automatic conversion on December 24, 2004, of AOL’s 8,227.73 shares of Series A Preferred Stock not being sold as part of the Acquisition into shares of Common Stock, par value $0.01 per share, of Gateway (the “A Derived Common”), AOL will own shares of A Derived Common and 2,725,026 shares of other Common Stock, par value $0.01 per share, of Gateway (collectively with the A Derived Common, the “Common Stock”).

AOL, Gateway and certain of its affiliates are parties to the following agreements: (a) the Amended and Restated Strategic Alliance Agreement dated as of December 22, 1999, including any and all amendments and related letter agreements and distribution agreements entered into by and between AOL and Gateway, and (b) the following agreements entered into by and between AOL and eMachines, Inc.: the Marketing Agreement dated June 17, 1999, the Marketing Agreement dated December 17, 2001, and the Amended and Restated Marketing Agreement dated as of December 18, 2003 (collectively, the “Strategic Alliance Agreements”).

As a condition to its willingness to enter into the Stock Purchase Agreement and as consideration for the agreements of the parties contained therein, AOL is entering into this Agreement.

In order to satisfy the condition described in the preceding paragraph, Gateway and eMachines wish to enter into this Agreement.

Accordingly, in consideration of the mutual covenants and agreements set forth herein and in the Stock Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

Common Stock

SECTION 1.01. Common Stock Value. Solely for purposes of this Agreement, each share of Common Stock owned by AOL shall be deemed to have a value equal to $5.16882 (the “Value Per Common Share”); provided that, notwithstanding the foregoing provisions of this Section 1.01, (a) in the event the Fair Market Value (as defined in the Investment Agreement) on December 24, 2004 (the “Market Price”), exceeds $8.99350 but does not exceed $10.07272, the Value Per Common Share of each share of A Derived Common shall be equal to $5.16882 multiplied by a fraction, the numerator of which is 444.76566 and the denominator of which is the quotient of $4,000 divided by the Market Price, and (b) in the event the Market Price exceeds $10.07272, the Value Per Common Share of each share of A Derived Common shall be equal to $5.78908 (it being understood that the shares of Common Stock other than A Derived Common shall have a value of $5.16882, and any adjustment affected pursuant to this proviso shall not affect the Value Per Common Share of any shares of Common Stock other than the A Derived Common). AOL and Gateway agree that, to the extent AOL is to transfer shares of Common Stock to Gateway pursuant to this Agreement, AOL will deliver all shares of A Derived Common that AOL owns to Gateway prior to delivering any other shares of Common Stock that AOL owns.

SECTION 1.02. Postponement of Payment Obligations. Notwithstanding the terms of any Strategic Alliance Agreement, all obligations of AOL to pay any and all amounts due and payable by AOL under any Strategic Alliance Agreement that have accrued or will accrue during the six-month period ending December 31, 2004, including any profit share, revenue share and bounty payments and any other fees, interest and costs (“2004 Amounts”) shall be postponed to the extent otherwise due and payable by AOL until the earlier of (a) December 24, 2004 and (b) the termination of the Stock Purchase Agreement in accordance with its terms, at which time all such amounts that have become due and payable as of such date shall be due and payable on such date.

SECTION 1.03. Payment of 2004 Amounts. Subject to Section 1.05, to the extent any 2004 Amounts are or become due and payable by AOL on December 24, 2004, AOL will, subject to Applicable Law, deliver shares of Common Stock then owned by AOL to Gateway to pay such amounts in accordance with Section 1.04. Subject to Section 1.05 and Applicable Law, AOL may, at its option, any time and from time to time, after December 24, 2004, transfer and deliver shares of Common Stock to Gateway to pay 2004 Amounts (the “AOL Right”) that become due and payable after December 24, 2004; provided, that in no event shall the AOL Right be exercisable after June 30, 2007. AOL may exercise the AOL Right by providing Gateway with irrevocable written notice of exercise of the AOL Right, which notice shall specify the number of shares of Common Stock to be delivered by AOL to Gateway. Any such payments of 2004 Amounts with shares of Common Stock pursuant to this Section 1.03 are referred to as “Share Payments”.

SECTION 1.04. Share Payments. (a) AOL shall make Share Payments by delivering on the applicable delivery date to Gateway at 7565 Irvine Center Drive, Irvine, California 92618, certificates representing the lesser of (i) the remaining number of shares of Common Stock that AOL may be obligated to deliver pursuant to Section 1.05 and (ii) the number of shares of Common Stock (A) required to be delivered pursuant to the first sentence of Section 1.03 or (B) specified in the notice of exercise of the AOL Right delivered pursuant to the third sentence of Section 1.03, as applicable, in each case, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer. AOL shall make such delivery within three Business Days of the applicable contractual due date of such 2004 Amounts (each such date of delivery, a “Delivery Date”). Upon delivery of such shares of Common Stock, (i) the aggregate amount of 2004 Amounts payable by AOL shall be permanently reduced by an amount equal to the number of shares of Common Stock so delivered multiplied by the applicable Value Per Common Share, (ii) AOL’s obligation to pay such amounts shall be permanently discharged and (iii) Gateway and eMachines hereby irrevocably waive any rights they may have at any time to receive any further payment in respect of such 2004 Amounts so paid. Upon such delivery of shares of Common Stock, AOL shall no longer be the owner of such shares or retain any rights with respect to such shares.

(b) AOL represents and warrants as of the date hereof and on each Delivery Date, with respect to the shares of Common Stock delivered to Gateway by AOL on such Delivery Date, that (i) AOL, directly or through one or more wholly owned subsidiaries, is the record owner of such shares and has good and valid title to the Shares, free and clear of all Liens and (ii) assuming Gateway has the requisite power and authority to be the lawful owner of such shares, upon delivery to Gateway on such Delivery Date of certificates representing such shares, duly endorsed by AOL for transfer to Gateway, and upon the discharge of 2004 Amounts in an aggregate amount equal to the number of such shares so delivered multiplied by the applicable Value Per Common Share, good and valid title to such shares will pass to Gateway, free and clear of any Liens, other than those arising from acts of Gateway or its affiliates.

SECTION 1.05. Limitation on Share Payments. AOL shall not be required to deliver, shares of Common Stock in payment of an aggregate amount of 2004 Amounts in excess of $33,000,000. To the extent the aggregate amount of 2004 Amounts exceeds $33,000,000 (“Excess 2004 Amounts”), such excess shall be applied to reduce the Gateway Right Payment Amount in accordance with Section 2.02(c).

SECTION 1.06. Right of First Refusal; Right to Purchase. (a) If AOL proposes to sell, transfer, pledge, assign or otherwise dispose of any shares of Common Stock that it owns as of the date of this Agreement (including any shares issued upon conversion of Series A Preferred Stock on December 24, 2004) to a third party at any time on or prior to June 30, 2007, AOL shall give Gateway twenty Business Days notice of such sale, transfer, pledge, assignment or other disposition, which notice shall specify the number of shares to be sold (including the number of shares of A Derived Common) and the aggregate consideration to be paid for such shares by such third party. Within ten Business Days of receipt of such notice, Gateway may elect to purchase all or a portion of such shares at a price equal to (x) in the case of a sale, transfer or other disposition, or pledge or assignment for consideration, the lesser of (a) the applicable Value Per Common Share multiplied by the number of shares Gateway elects to purchase and (b) an amount of cash equal to (i) the aggregate consideration to be paid for such shares by such third party, divided by (ii) the number of shares to be sold, transferred or otherwise disposed of to such third party, multiplied by (iii) the number of shares Gateway elects to purchase and (y) in the case of a pledge or assignment without consideration, the applicable Value Per Common Share multiplied by the number of shares Gateway elects to purchase (such price as determined in accordance with the preceding clause (x) or (y), as applicable, the “Right of First Refusal Amount”), by delivering a notice of such election to AOL. If Gateway delivers such notice of election, AOL shall, within five Business Days from the date of such notice of election deliver to Gateway at 7565 Irvine Center Drive, Irvine, California 92618, certificates representing the shares of Common Stock specified in such notice of sale, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer and such Right of First Refusal Amount shall, at Gateway’s option, be payable in cash upon such delivery or accrued and added to the Gateway Right Payment Amount pursuant to Section 2.02(c)(ii)(B).

(b) Gateway shall have the right, at its option exercised by giving AOL notice (the “Gateway Acquisition Right Exercise Notice”) of such exercise on or after June 1, 2007 but on or prior to June 30, 2007, to acquire (the “Gateway Acquisition Right”) up to a number of shares of Common Stock equal to (i) the number of shares of Common Stock that AOL owns as of the date of this Agreement

(including any shares issued upon conversion of the Series A Preferred Stock), less (ii) the number of shares of Common Stock delivered to Gateway from and after the date of this Agreement, at a price equal to the applicable Value Per Common Share for each share of A Derived Common or other Common Stock. Such shares shall be transferred free and clear of all Liens, other than those arising from acts of Gateway or its affiliates. AOL shall, within five Business Days of receipt of the Gateway Acquisition Right Exercise Notice, deliver to Gateway at 7565 Irvine Center Drive, Irvine, California 92618, certificates representing the shares of Common Stock subject to the exercise of the Gateway Acquisition Right as set forth in the Gateway Acquisition Right Exercise Notice, and on the date of such delivery, Gateway shall deliver to AOL payment, by wire transfer to a bank account designated in writing by AOL (such designation to be made at least two Business Days prior to such date of delivery), in immediately available funds in an amount equal to (x) the number of shares of Common Stock Gateway elects to purchase pursuant to the Gateway Acquisition Right Exercise Notice, multiplied by (y) the applicable Value Per Common Share.

ARTICLE II

Post-2004 Strategic Alliance Agreements Payments

SECTION 2.01. Discharge of Future Payments. Subject to Section 2.02, all obligations of AOL to pay any and all amounts due and payable by AOL under any Strategic Alliance Agreement that accrue after December 31, 2004, including any profit share, revenue share and bounty payments and any other fees, interest and costs (other than costs and expenses incurred by Gateway or eMachines in respect of enforcement of their respective rights under any Strategic Alliance Agreement for which Gateway or eMachines is entitled to reimbursement from AOL under the terms of such agreement) (“Future Amounts”) shall be deemed to have been paid by AOL and shall be credited against the Gateway Right Payment Amount in accordance with Section 2.02(c)(i)(B) when and as they become due (each date upon which any such payment becomes due, a “Payment Date”) and AOL’s obligation to pay such Future Amounts shall be permanently discharged on such Payment Date. Gateway hereby irrevocably waives any right it may have at any time to receive any further payment in respect of such Future Amounts after such Payment Date; provided; that Gateway’s and eMachine’s respective rights to enforce the Strategic Alliance Agreement shall not be otherwise prejudiced.

SECTION 2.02. Future Amounts Option. (a) Gateway shall have the option to terminate the application of Section 2.01 (the “Gateway Right”) with respect to any Future Amounts in respect of which the Payment Date has not theretofore occurred. Upon either (i) payment in full of the Gateway Right Payment Amount in accordance with Section 2.02(b) or (ii) the Gateway Right Payment Amount otherwise being reduced to $0, the provisions of Section 2.01 shall be of no further force and effect in respect of (x) Future Amounts in respect of which the Payment Date has not yet occurred on the date of receipt by AOL of the full amount of the Gateway Right Payment Amount and which are not the subject of any credit given under Section 2.02(d) (as determined by their inclusion in any calculation required to be made pursuant to the last paragraph of Section 2.02(d)), and (y) Future Amounts maturing on such Payment Date to the extent in excess of the Gateway Right Payment Amount on such date before giving effect to such payments.

(b) Gateway may exercise the Gateway Right by providing AOL with written notice of exercise of the Gateway Right (the “Gateway Right Exercise Notice”). The Gateway Right Exercise Notice shall state (i) the Gateway Right Payment Amount (calculated in accordance with Section 2.02(c)) being so paid and (ii) the date on which the Gateway Right Payment will be made (the “Gateway Right Payment Date”), which shall be a date no more than five and no less than three Business Days after the Payment Calculation Date in respect of which the Gateway Right Payment Amount is calculated pursuant to Section 2.02(c). Gateway shall deliver to AOL on the Gateway Right Payment Date payment in cash, by wire transfer to a bank account designated in writing by AOL no less than two Business Days prior to the Gateway Right Payment Date, immediately available funds in an amount equal to the Gateway Right Payment Amount being so paid.

(c) The “Gateway Right Payment Amount” as of any date (the “Payment Calculation Date”) shall be an amount equal to:

(i) an amount, if positive, equal to (A) $97,000,000, minus (B) the aggregate amount of all Future Amounts in respect of which the applicable Payment Date has occurred as of such date, minus (C) any Excess 2004 Amounts in respect of which the applicable Payment Date has occurred as of such date, minus (D) any cash payments made by Gateway to AOL solely for purpose of reducing the Gateway Right Payment Amount (including any Net Proceeds), plus

(ii) an amount equal to (A) a purchase price adjustment equal to a rate per annum equal to (x) 1.0% plus (y) the six-month London Interbank Offered Rate (as quoted in The Wall Street Journal) (“LIBOR”) on the Closing Date for the period commencing on the Closing Date to and including June 30, 2005, with such rate (but not the margin specified in clause (x) above) to be adjusted on July 1, 2005, and on each successive six month interval thereafter, to the six-month LIBOR rate as so quoted on such date (computed on the basis of a 360-day year and the actual number of days elapsed) of the daily average amount of the Gateway Right Payment Amount from the Closing Date to the applicable Payment Calculation Date, plus (B) the aggregate Right of First Refusal Amount accrued and not paid in cash in connection with all exercises by Gateway of its right of first refusal under Section 1.06, plus

(iii) if the Gateway Right Payment Amount has not been paid to AOL on or prior to June 30, 2005, an amount equal to 100% of the sum of the amounts calculated in accordance with the preceding clauses (i) and (ii)(A) as of June 30, 2005 (less any credit that would have been made pursuant to clauses (d)(i) and (ii) below if the Gateway Right Payment Amount would have been reduced to $0 on such date), which amount shall either be (x) increased by the amount calculated in accordance with the last paragraph of the following clause (d) if Gateway is required to make a payment to AOL pursuant to such paragraph of clause (d) or (y) decreased by the amount calculated in accordance with the last paragraph of the following clause (d) if AOL is required to make a payment to Gateway pursuant to such paragraph of clause (d) (the

“Additional Amount”); provided that to the extent the Additional Amount would otherwise be less than $10,000,000 or greater than $50,000,000, the Additional Amount shall be increased or reduced, as applicable, to such amount.

(d) Notwithstanding anything to the contrary in this Agreement or any Strategic Alliance Agreement, (i) the final Gateway Right Payment Date and (ii) each of June 30, 2005 and June 30 2007 (provided that on such date the Gateway Right Payment Amount would be reduced to $0), shall be deemed to be a “Payment Date” pursuant to this Agreement (the “Supplemental Payment Date”), and the Future Amounts to be credited against the Gateway Right Payment Amount on such Supplemental Payment Date pursuant to Section 2.02(c)(i)(B) above shall be equal to:

(i) 66.66% of the Future Amounts accrued during the calendar quarter last ended prior to such Supplemental Payment Date in respect of which the Payment Dates occurred during the then current calendar quarter, multiplied by

(ii) (A) in the case such Supplemental Payment Date occurs on the last day of any calendar quarter, 1.0 or, (B) in the case of any other Supplemental Payment Date, a fraction, the numerator of which is the actual number of days elapsed in such then current calendar quarter (including such Supplemental Payment Date) and the denominator of which is the aggregate number of days in such then current calendar quarter.

If a Supplemental Payment Date occurs, or an adjustment is affected, pursuant to the preceding provisions of this clause (d), then on the contractual due date under the applicable Strategic Alliance Agreement(s) governing such Future Amounts that were the subject of such Supplemental Payment Date, (x) AOL shall pay to Gateway in cash the amount (if any) by which the actual amount of such Future Amounts is determined pursuant to the terms of such Strategic Alliance Agreement(s) to exceed the Future Amounts credited to the Gateway Right Purchase Amount pursuant to this clause (d), and (y) Gateway shall pay to AOL in cash the amount (if any) by which the Future Amounts credited against the Gateway Right Payment Amount pursuant to this clause (d) exceeds the actual amount of such Future Amounts as determined pursuant to the terms of such Strategic Alliance Agreement(s). All calculations pursuant to Section 2.02(c)(iii) shall be made after giving effect to this paragraph.

SECTION 2.03. True-Up. If (a) the Gateway Right Payment Amount exceeds $0 as of June 30, 2007 or (b)any Bankruptcy Event occurs, then Gateway shall deliver to AOL payment in cash, by wire transfer to a bank account designated in writing by AOL, immediately available funds in an amount equal to the Gateway Right Payment Amount calculated pursuant to Section 2.2(c) as of such date. A “Bankruptcy Event” means (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (A) liquidation, reorganization or other relief in respect of Gateway, or of substantially all of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Gateway or for substantially all of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered or (ii) Gateway shall (A) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in the preceding clause (i), (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Gateway or for substantially all of its assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors or (F) take any action that could have a similar effect to, or could cause, any of the foregoing.

SECTION 2.04. Stock Pledge. (a) Simultaneous with the Closing, Gateway shall duly execute and deliver a Pledge Agreement in substantially the form of Exhibit A to this Agreement (the “Pledge Agreement”), pursuant to which Gateway shall pledge all of the Pledged Stock (which shall not be less than 812,396 shares), and the other Pledged Collateral and shall deliver to AOL all Pledged Stock (together with executed and undated stock powers) required to be delivered thereunder to secure Gateway’s obligations under Section 2.03.

(b) Gateway shall not sell, transfer, pledge, assign or otherwise dispose of (collectively, “Transfer”), or enter into any Contract, option or other arrangement with respect to the Transfer of, any Pledged Stock to or with any person, except Gateway may Transfer Pledged Stock solely for cash in an orderly transaction at fair market value; provided that 100% of the Net Proceeds from such Transfer (or, if less, an amount equal to the Gateway Right Purchase Amount as of such date) are paid directly to AOL by the transferee or its agent on the date of settlement of such Transfer to the extent necessary to reduce the Gateway Right Payment Amount as of such date to $0. For purposes of this Agreement, “Net Proceeds” means the cash proceeds received in respect of a Transfer of Pledged Stock, net of all reasonable fees and out of pocket expenses paid by Gateway to third parties (other than affiliates) to the extent that such fees and expenses are attributable to such Transfer.

(c) In the event Gateway Transfers, or proposes to Transfer, all or any portion of the Pledged Stock in a transaction not prohibited by this Agreement, AOL shall take such action and execute any such documents as may be reasonably requested by Gateway to release any Liens created by the Pledge Agreement in respect of such Pledged Stock. In addition, AOL will take such actions as are reasonably requested by Gateway to terminate the Liens and security interests created by the Pledge Agreement upon the payment in full of the Gateway Right Payment Amount or the reduction of the Gateway Right Payment Amount to $0.

SECTION 2.05. Release of Restrictions on the Transfer of Time Warner Inc. Stock. From and after the Closing Date, all restrictions on the sale, transfer, pledge, assignment or other disposition of any shares of capital stock of Time Warner Inc. and any equity securities dividended or transferred to Gateway in respect thereof owned by Gateway or any of its Affiliates, whether under the Investment Agreement, including all of the provisions of Section 4.12 of the Investment Agreement, or any other Contract to which AOL or one of its affiliates is a party, shall be terminated and shall be of no further force or effect.

ARTICLE III

General Provisions

SECTION 3.01. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party without the prior written consent of the other party hereto. Any attempted assignment in violation of this Section 3.01 shall be void.

SECTION 3.02. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such successors assigns, any legal or equitable rights hereunder.

SECTION 3.03. Attorney Fees. A party in breach of this Agreement and the unsuccessful party in any dispute, action, claim or defense thereof, shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

SECTION 3.04. Notices. All notices or other communications required or permitted to be given hereunder to AOL or Gateway shall be delivered and deemed given as set forth in Section 7.04 of the Stock Purchase Agreement and any such notices to be given hereunder to eMachines shall be delivered to Gateway as set forth in Section 7.04 of the Stock Purchase Agreement.

SECTION 3.05. Interpretation; Exhibits and Schedules; Certain Definitions. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Section, Subsection, Exhibit or Schedule, such reference shall be to a Section or Subsection of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereby”, “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

SECTION 3.06. Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party; provided that this Agreement (other than Section 1.02 and Article III) shall not become effective until the Closing.

SECTION 3.07. Entire Agreement; Amendment of Strategic Alliance Agreements. (a) This Agreement, the Stock Purchase Agreement, the Pledge Agreement and the other Ancillary Agreements, along with the Schedules and Exhibits hereto and thereto, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Ancillary Agreements.

(b) AOL, Gateway and eMachines agree that Articles I and II of this Agreement shall constitute an amendment and waiver of the provisions of the Strategic Alliance Agreements solely to the extent necessary to carry out the stated intent of this Agreement, with all such Strategic Alliance Agreements remaining in full force and effect in all other respects; provided; that, notwithstanding the foregoing, in no event shall the rights, remedies or agreements provided for in any such Strategic Alliance Agreement be deemed amended, waived or diminished by this Agreement (other than Section 1.02) to the extent the Closing does not occur.

SECTION 3.08. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

SECTION 3.09. Consent to Jurisdiction. Each party irrevocably submits to the non-exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the

Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby. Each party agrees to commence any such action, suit or proceeding brought in the State of New York either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any such action, suit or proceeding. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Ancillary Agreement or the transactions contemplated hereby and thereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 3.10. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

SECTION 3.11. Waiver of Jury Trial. Each party hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Ancillary Agreements, as applicable, by, among other things, the mutual waivers and certifications in this Section 3.11.

SECTION 3.12. Date of Payment. Any amount to be paid in cash pursuant to this Agreement shall be deemed to have been paid (a) on the date such amount has been received by the party to be paid, or (b) on the date such payment was first sent in the manner and to the account required by this Agreement if such payment is not received by the party to be paid on the same day such payment was sent, so long as (i) the delay in receipt of such amount was the result of any cause beyond the reasonable control of the party required to send such payment and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods or any failure in electrical systems and (ii) the amount is received within seven days of the date such amount was first sent.

IN WITNESS WHEREOF, AOL and Gateway have duly executed this Agreement as of the date first written above.

AMERICA ONLINE, INC.,

by	/s/ Steven Swad
Name:	Steven Swad
Title:	Chief Financial Officer

GATEWAY, INC.,

by	/s/ Roderick M. Sherwood III
Name:	Roderick M. Sherwood III
Title:	Senior Vice President & Chief Financial Officer

EMACHINES, INC.,

by	/s/ Roderick M. Sherwood III
Name:	Roderick M. Sherwood III
Title:	Senior Vice President & Chief Financial Officer

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